Exhibit 11

HemaCare Corporation
Basic and Diluted Net Income per Share

	Years ended December 31,
	2009	2008

BASIC

Weighted average common shares used to compute basic earnings per share	10,008,000	9,533,000

Net income - continuing operations	$905,000	$899,000

Basic net income per share - continuing operations	$0.09	$0.09

Net (loss) income - discontinued operations	$(50,000)	$80,000

Basic net income per share - discontinued operations	$-	$0.01

Total net income	$855,000	$979,000

Total basic net income per share	$0.09	$0.10

DILUTED

Weighted average common shares used to compute basic earnings per share	10,008,000	9,533,000
Dilutive common equivalent shares attributable to stock options (based on average market price)	124,000	173,000

Weighted average common shares and equivalents used to compute diluted earnings per share	10,132,000	9,706,000

Net income - continuing operations	$905,000	$899,000

Diluted net income per share - continuing operations	$0.09	$0.09

Net (loss) income - discontinued operations	$(50,000)	$80,000

Diluted net income per share -discontinued operations	$-	$0.01

Total net income	$855,000	$979,000

Total diluted net income per share	$0.08	$0.10